UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 5, 2009

Date of Report (Date of earliest event reported)

CAI International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33388	94-3109229
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Embarcadero Center, Suite 2101, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(415) 788-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

On June 5, 2009, the stockholders of CAI International, Inc., a Delaware corporation (the “Company”) approved the amendment (the “Amendment”) of the Company’s 2007 Equity Incentive Plan (the “2007 Plan”). Pursuant to the Amendment, the maximum aggregate number of shares of the Company stock authorized for issuance under the 2007 Plan was increased by 500,000 shares, for a total of 1,221,980 shares. The Amendment also extended the termination date of the 2007 Plan from April 23, 2017 to April 9, 2019. The 2007 Plan was further amended to enable the use of performance measures for performance-based awards to meet regulatory requirements for the Company to achieve tax-deductibility for incentive awards granted under the 2007 Plan.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On June 5, 2009, the Company entered into a compensation agreement (the “Compensation Agreement”) with Mr. Hiromitsu Ogawa pursuant to which, Mr. Ogawa, in his capacity as Chairman of the Company’s Board of Directors, will be paid annual cash compensation of $100,000 (the “Retainer Fee”), which Retainer Fee shall be increased annually by at least four percent (4%) of Mr. Ogawa’s then-current Retainer Fee or by such larger amount as is determined by the Company’s Board of Directors. Mr. Ogawa will also continue to receive certain benefits that he received while he served as the Executive Chairman of the Company, including medical and dental insurance, disability insurance, life insurance, parking, golf membership dues (the “Other Benefits,” and together with the Retainer Fee, the “Compensation Package”). Mr. Ogawa will be entitled to receive the Compensation Package for so long as Mr. Ogawa serves as Chairman of the Board of Directors or until June 5, 2012 should Mr. Ogawa serve as a director of the Company, but no longer serve as the Chairman of the Board of the Directors. The Company may terminate the Compensation Agreement upon Mr. Ogawa’s death or disability or the Company’s insolvency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: June 5, 2009	By:	/s/ Victor M. Garcia
		Name:	Victor M. Garcia
		Title:	Senior Vice President and Chief Financial Officer